Exhibit (a)(56)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law and pursuant to the authority expressly given to the Board of Directors in Article Fifth of Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), the Board of Directors of the Company, by resolutions duly adopted at a meeting duly convened on December 14, 2017 has reclassified One Hundred and Forty Million (140,000,000) the authorized but unissued shares of common stock with a par value of one-tenth of one cent ($.001) per share (the “Common Stock”) of the U.S. Emerging Growth Portfolio as One Hundred and Forty Million (140,000,000) unclassified shares of Common Stock of the Company;

SECOND: The shares of Common Stock reclassified pursuant to Article FIRST of these Articles Supplementary have been classified by Glenmede Fund’s Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of the Company or the aggregate par value thereof. The total number of shares of stock which the Company is presently authorized to issue remains Six Billion (6,000,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Six Million Dollars ($6,000,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	160,000,000
Equity Income Portfolio	80,000,000
Global Secured Options Portfolio	120,000,000
High Yield Municipal Portfolio	80,000,000
International Portfolio	120,000,000
Large Cap Growth Portfolio –
Advisor Shares	240,000,000
Institutional Shares	140,000,000
Large Cap Core Portfolio –
Advisor Shares	155,000,000
Institutional Shares	155,000,000
Large Cap Value Portfolio	175,000,000
Long/Short Portfolio	120,000,000
Mid Cap Equity Portfolio –
Advisor Shares	120,000,000

Institutional Shares	120,000,000
Quantitative U.S. Large Cap Value Equity Portfolio	80,000,000
Quantitative U.S. Small Cap Equity Portfolio	80,000,000
Responsible ESG U.S. Equity Portfolio	80,000,000
Secured Options Portfolio
Advisor Shares	160,000,000
Institutional Shares	160,000,000
Short Term Tax Aware Fixed Income Portfolio	80,000,000
Small Cap Equity Portfolio –
Advisor Shares	180,000,000
Institutional Shares	135,000,000
Strategic Equity Portfolio	150,000,000
Total Market Portfolio	120,000,000
Women in Leadership U.S. Equity Portfolio	80,000,000
Unclassified	2,910,000,000

Total	6,000,000,000

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf as of this 14th day of December, 2017.

ATTEST:		THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of The Glenmede Fund, Inc. (the “Company”) who executed on behalf of said the Company the foregoing Articles Supplementary to the Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said the Company, the foregoing Articles Supplementary to the Charter to be the corporate act of the Company and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President